[LOGO]

PROTECTIVE LIFE INSURANCE COMPANY / P. O. BOX 2606 / BIRMINGHAM, ALABAMA 35202 A STOCK COMPANY (205-879-9230)
-------------------------------------------------------------------------------


                     VARIABLE LIFE INSURANCE POLICY


                               John Doe

                       Policy Number VULLVULIA


This is an Individual Flexible Premium Variable and Fixed Life Insurance Policy ("Policy") which has been issued to the Owner(s). This Policy provides a death benefit.


THE OWNER(S) HAVE THE RIGHT TO RETURN THIS POLICY. The Owner(s) may cancel this Policy after receipt by returning the Policy to our Home Office, or to any Agent of the Company, with a written request for cancellation within (a) 10 days after receipt; or (b) 45 days after the Application was signed; or
(c) 10 days after we mail or deliver a Notice of Right of Withdrawal, whichever is later. Return of this Policy by mail is effective on receipt by Us. The returned Policy will be treated as if we had never issued it. In states where permitted, we will promptly refund an amount equal to the sum of: (a) the difference between the premiums paid (after deduction of any policy fees and other charges) and the amounts allocated to the Fixed Account or the Sub-Accounts, plus (b) the value of the amounts allocated to the Fixed Account, including any interest credited on such amounts accumulated to the date that this Policy is returned to Us, plus (c) the value of the amounts allocated to the Sub-Accounts, adjusted to reflect the net investment experience of such Sub-Accounts, to the date that this Policy is returned to Us. This amount may be more or less than the premium payment(s). In states where required, we will promptly refund the premium payment(s).


             /s/ John W. John                    /s/ Deborah J. Long
                President                             Secretary

THE POLICY VALUES, THE AMOUNT OF THE DEATH BENEFIT PROVIDED IN THIS CONTRACT, OR THE DURATION OF THE INSURANCE COVERAGE, MAY BE FIXED OR VARIABLE WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNT, MAY INCREASE OR DECREASE IN ACCORDANCE WITH THE FLUCTUATIONS IN THE NET INVESTMENT FACTOR, AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNTS. THERE IS NO GUARANTEED MINIMUM FOR THE PORTION OF YOUR POLICY VALUE IN THE SUB-ACCOUNTS. PLEASE REFER TO PAGE 12 OF THIS POLICY FOR MORE INFORMATION REGARDING THE VARIABLE ACCOUNT. PLEASE REFER TO PAGE 14 FOR A DESCRIPTION OF THE DEATH BENEFIT.

                            READ YOUR CONTRACT CAREFULLY
        THIS POLICY IS A LEGAL CONTRACT BETWEEN THE OWNER AND THE COMPANY
                      INDIVIDUAL FLEXIBLE PREMIUM VARIABLE
                                LIFE INSURANCE POLICY


                                  Policy VULLVULIA
VUL-06 3-98                                                              Page 1

                                           INDEX

POLICY SPECIFICATIONS PAGES....................................................................................3
TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES....................................................3
DEFINITIONS.........................................4......BASIS OF COMPUTATIONS..............................12
GENERAL PROVISIONS..................................6......FIXED ACCOUNT......................................12
   Entire Contract..................................6......   Calculation of the Fixed Account Value..........12
   Modification of the Contract.....................6......   Interest Credited...............................12
   Misstatement of Age or Sex.......................6......VARIABLE ACCOUNT...................................12
   Non-Participating................................6......   General Description.............................12
   Suicide Exclusion................................6......   Sub-Accounts of the Variable Account............13
   Termination......................................6......   Valuation of Assets.............................13
   Representations and Contestability...............6......   Calculation of Sub-Account Values...............13
   Reports..........................................7......   Net Investment Factor...........................14
   Arbitration......................................7......   Transfers.......................................14
CONTROL PROVISIONS..................................7......DEATH BENEFIT......................................14
   The Parties Involved.............................7......   Death Benefit Proceeds..........................14
   Rights of Owner..................................7......   Amount of Death Benefit Proceeds................14
   Contingent Owner.................................8......   Payment of Death Benefit Proceeds...............15
   Beneficiary......................................8......   Suspension of Payment...........................15
   Changing the Owner...............................8......   Creditor Claims.................................15
   Assignment.......................................8......SURRENDERS AND WITHDRAWALS.........................15
   Protection of Proceeds...........................8......   Surrenders......................................15
   Suspension or Delay in Payment...................8......   Withdrawals.....................................15
   Tax Considerations...............................9
   Changes in Policy Cost Factors...................9...... POLICY LOANS......................................16
   Coverage Limitations.............................9......   Right to Make Loans, Policy Debt................16
PREMIUMS............................................9......   Maximum Loan....................................16
   Premium Payment(s)...............................9......   Interest........................................16
   Planned Premium Payments.........................9......   Collateral......................................16
   Unscheduled Premium Payments.....................9......   Repaying Policy Debt............................16
   Minimum Monthly Premium Guarantee................9...... CHANGING THIS POLICY..............................16
   Premium Expense Charges.........................10......   Increasing the Face Amount......................17
   Allocation of Net Premiums......................10......   Premium Payments Required for a
   Grace Period....................................10......       Face Amount Increase........................17
   Reinstatement...................................10......   Cancellation of an Increase of
   Minimum Values..................................10......       Face Amount.................................17
DEDUCTIONS FROM POLICY VALUE.......................11......   Decreasing the Face Amount......................17
   Monthly Deductions..............................11......   Changing the Death Benefit Option...............17
   Monthly Cost of Insurance Charge................11......   Change Approval.................................17
   Premium Expense Charge..........................11......SETTLEMENT OPTIONS.................................17
   Administration Fee..............................11......   Availability of Options.........................18
   Cost of Insurance Rates.........................11......   Minimum Amounts.................................18
   Charges for Benefits Under Riders...............11......   Electing a Settlement Option....................18
   Mortality and Expense Risk Charge...............11......   Effective Date and Payment Date.................18
   Other Deductions................................11......   Description of Options..........................18

                            Policy VULLVULIA
VUL-06 3-98                                                              Page 2

                              POLICY SPECIFICATIONS


POLICY NUMBER:  VULLVULIA                 POLICY EFFECTIVE DATE: APRIL 12, 1999
POLICY ISSUE DATE:  MAY 01, 1999          ISSUE AGE:  35
INSURED: JOHNNY DOE                       SEX:  MALE
INITIAL FACE AMOUNT:   $ 1,000,000        MINIMUM FACE AMOUNT:    $ 250,000
DEATH BENEFIT OPTION:  LEVEL              MONTHLY ANNIVERSARY DAY:  12
INITIAL PREMIUM PAYMENT:  NONE            RATE CLASS:  STANDARD TOBACCO
MINIMUM MONTHLY PREMIUM PAYMENT: $557.38
PLANNED PREMIUM PAYMENT:  $40,000.00 PAYABLE ANNUALLY


OWNER:    JOHNNY DOE




RIDER                                                        MONTHLY CHARGE
NUMBER    SCHEDULE OF ADDITIONAL BENEFITS                    DURING FIRST YEAR


SEE SCHEDULE OF ADDITIONAL BENEFITS ATTACHMENT















MONTHLY GUARANTEED INTEREST RATE FOR FIXED ACCOUNT  4% ANNUALLY (.3274% MONTHLY)

INITIAL ANNUAL EFFECTIVE INTEREST RATE FOR FIXED ACCOUNT   4.75%

LOAN INTEREST RATE   6% YEARS 1-10 - 4.25% YEARS 11+

THIS POLICY PROVIDES LIFE INSURANCE COVERAGE ON THE INSURED UNTIL TERMINATION, PROVIDED THAT THE POLICY VALUE IS SUFFICIENT TO COVER THE DEDUCTIONS FOR THE COST OF THE BENEFITS OF THIS POLICY. THERE MAY BE LITTLE OR NO SURRENDER VALUE PAYABLE ON CONTRACT TERMINATION.

MINIMUM MONTHLY PREMIUM GUARANTEE PERIOD:    5 YEARS.


                                Policy VULLVULIA
VUL-06 3-98                                                              Page 3

                                         CHARGES

PREMIUM EXPENSE CHARGES.   None


                                   MONTHLY DEDUCTIONS

ADMINISTRATION FEE. The Administration Fee to be deducted monthly from the Fixed Account and Variable Account Value(s) is $3.


ADMINISTRATION CHARGE FOR INCREASE IN FACE AMOUNT.  None


CHARGE FOR BENEFITS UNDER RIDERS. Every month the Company deducts a charge for any riders.


COST OF INSURANCE CHARGE. Every month the Company deducts a charge for the Cost of Insurance, which varies and is calculated in accordance with the policy provisions. See Page 11 for details.


MORTALITY AND EXPENSE RISK CHARGE. Every month the Company deducts a Mortality and Expense Risk Charge from the Variable Account Policy Value. The maximum monthly Mortality and Expense Risk Charge to be deducted is equal to
 .075% multiplied by the Variable Account Value, which is equivalent to an annual rate of .90% of such amount. The Company reserves the right to charge less than the maximum charge. Accordingly, during Policy Years 1 through 10, the monthly Mortality and Expense Risk Charge is .062% multiplied by the Variable Account Value, which is equivalent to an annual rate of .75% of such amount. In Policy Years 11 and thereafter, the monthly Mortality and Expense Risk Charge is .021% multiplied by the Variable Account Value, which is equivalent to an annual rate of .25% of such amount.

                               OTHER DEDUCTIONS

WITHDRAWAL CHARGE. A Withdrawal Charge equal to the lesser of: (a) 2% of the amount withdrawn; or (b) $25 is deducted from the Fixed Account and Variable Account Value(s) whenever you make a withdrawal. None

TRANSFER FEE. A $25 charge may be deducted from the Fixed Account and Variable Account Value(s) being transferred for each transfer request in excess of 12 during a Policy Year.

                                SURRENDER CHARGES

There are no surrender charges for this policy.


                                   Policy VULLVULIA
VUL-06 3-98                                                            Page 3A

                GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES
                         PER $1,000 OF NET AMOUNT AT RISK

ATTAINED                  ATTAINED              ATTAINED                ATTAINED                ATTAINED
   AGE         RATE         AGE      RATE         AGE      RATE           AGE       RATE           AGE       RATE
    0          0.00000      20       0.00000      40       0.32844        60        1.93624        80        10.23621
    1          0.00000      21       0.00000      41       0.36179        61        2.10944        81        10.98690
    2          0.00000      22       0.00000      42       0.39599        62        2.30446        82        11.82144
    3          0.00000      23       0.00000      43       0.43518        63        2.52552        83        12.74625
    4          0.00000      24       0.00000      44       0.47605        64        2.76931        84        13.72670
    5          0.00000      25       0.00000      45       0.52277        65        3.03333        85        14.73050
    6          0.00000      26       0.00000      46       0.56949        66        3.30840        86        15.72511
    7          0.00000      27       0.00000      47       0.62038        67        3.59705        87        16.69584
    8          0.00000      28       0.00000      48       0.67378        68        3.89427        88        17.75732
    9          0.00000      29       0.00000      49       0.73387        69        4.21099        89        18.80718
    10         0.00000      30       0.00000      50       0.79730        70        4.56070        90        19.86094
    11         0.00000      31       0.00000      51       0.87075        71        4.94853        91        20.93946
    12         0.00000      32       0.00000      52       0.95257        72        5.38972        92        22.08817
    13         0.00000      33       0.00000      53       1.04609        73        5.88695        93        23.56764
    14         0.00000      34       0.00000      54       1.15132        74        6.42940        94        25.47887
    15         0.00000      35       0.21921      55       1.26326        75        7.02990        95        28.27400
    16         0.00000      36       0.23422      56       1.38441        76        7.64974        96        33.10700
    17         0.00000      37       0.25339      57       1.50977        77        8.27796        97        41.68500
    18         0.00000      38       0.27507      58       1.64353        78        8.90442        98        58.01300
    19         0.00000      39       0.30009      59       1.78233        79        9.54779        99        83.33300
                                                                                                   1O0+       0.00000

GUARANTEED MAXIMUM COST OF INSURANCE RATES FOR THE RATE CLASS SHOWN ON PAGE 3 ARE EQUAL TO THE ABOVE RATES INCREASED BY $0.000 EACH MONTH.


                                 Policy VULLVULIA
VUL-06 3-98                                                          Page 3B

ALLOCATION OF PREMIUM PAYMENTS:


Protective Variable Life Separate Account:

Goldman Sachs/PlC Growth & Income                                       50.00%
MFS Emerging Growth                                                     50.00%



                                   Policy VULLVULIA
VUL-06V2

                                 DEFINITIONS

APPLICATION. The paperwork completed to apply for this Policy.

ATTAINED AGE. The Insured's age as of the nearest birthday on the Policy Effective Date plus the number of complete Policy Years since the Policy Effective Date.

BENEFICIARY. The Beneficiary is the person entitled to receive the Death Benefit Proceeds upon the death of the Insured.

      PRIMARY. Where a Primary Beneficiary is living, such person is the Beneficiary. The Primary Beneficiary is the person named as the "Primary Beneficiary" in the Application, unless changed.

      CONTINGENT. Where no Primary Beneficiary is living, the "Contingent Beneficiary", as named in the Application, is the Beneficiary, unless changed.

      IRREVOCABLE. An Irrevocable Beneficiary is one whose consent is necessary to change the Beneficiary or exercise certain other rights.

CASH VALUE. It is equal to the Policy Value minus any applicable Surrender
Charge.

DEATH BENEFIT. The greater of the Face Amount of insurance on the Insured's date of death or a specified percentage of the Policy Value on the date of the Insured's death (see Page 14).

DEATH BENEFIT PROCEEDS. The amount payable to the Beneficiary if the Insured dies while the Policy is in force which is equal to the Death Benefit less any Policy debt and unpaid Monthly Deductions if the Insured dies during a grace period.

FACE AMOUNT. Initially the Face Amount is shown on the Policy Specifications Page. Thereafter, the Face Amount may be increased or decreased in accordance with the terms of this Policy or may change in accordance with the Death Benefit and Withdrawal provisions.

FIXED ACCOUNT. Part of our General Account to which Policy Value may be transferred or Net Premiums allocated under a Policy.

FIXED ACCOUNT VALUE. The Policy Value in the Fixed Account.

FUND. An investment portfolio of Protective Investment Company or any other open-end management investment company or unit investment trust in which a Sub-Account invests.

GENERAL ACCOUNT. The assets of the Company other than those allocated to the Variable Account or another separate account.

HOME OFFICE. 2801 Highway 280 South, Birmingham, Alabama, 35223.

INITIAL FACE AMOUNT. The Face Amount on the Policy Effective Date as shown on the Policy Specifications Page.

INSURED. The person whose life is covered by the Policy.

ISSUE AGE. The Insured's age as of the nearest birthday on the Policy Effective Date.

ISSUE DATE. The date the Policy is issued. The Issue Date may be a later date than the Policy Effective Date if the initial Premium Payment is received at the Home Office before the Issue Date.

LAPSE. Termination of the Policy at the expiration of the Grace Period while the Insured is still living.

LOAN ACCOUNT. An account within the Company's General Account to which the Fixed Account Value and/or Variable Account Value is transferred as collateral for policy loans.

LOAN ACCOUNT VALUE. The Policy Value in the Loan Account.

MINIMUM MONTHLY PREMIUM. The minimum amount of Premium Payments that must be paid in order for the Minimum Monthly Premium Guarantee to remain in effect.


                            Policy VULLVULIA
VUL-06 3-98                                                         Page 4

MONTHLY ANNIVERSARY DAY. The same day of the month as the Policy Effective Date. The Monthly Anniversary Day is shown on the Policy Specifications Page.

MONTHLY DEDUCTIONS. The fees and charges deducted monthly from the Policy Value and/or Variable Account Value as described on the Policy Specifications Page.

NET AMOUNT AT RISK. As of any Monthly Anniversary Day, the Death Benefit under this Policy (discounted for the upcoming Policy Month) less the Policy Value (before deduction of the monthly Administration Fee and monthly rider charges on that day).

NET ASSET VALUE PER SHARE. The value per share of any Fund as computed on any Valuation Day as described in the Fund prospectus.

NET PREMIUM. The Premium Payment after deduction of the Premium Expense
Charges.

OWNER. The person(s) who own the Policy. Herein referred to as "you" or your

PLANNED PREMIUM PAYMENT. The premium determined by the Owner as a level amount that he or she (or they) plan to pay at fixed intervals over a specified period of time.

POLICY ANNIVERSARY. The same day in each Policy Year as the Policy Effective
Date.

POLICY DEBT. The sum of all outstanding policy loans plus accrued interest.

POLICY EFFECTIVE DATE. The date shown on the Policy Specifications Page and on which coverage takes effect. Policy Years are measured from the Policy Effective Date. For any increase, decrease, additions, or changes to coverage, the effective date shall be the Monthly Anniversary Day on or next following the date the supplemental application is approved by the Company. The Policy Effective Date will never be the 29th, 30th or the 31st of a month.

POLICY VALUE. The sum of the Variable Account Value, the Fixed Account Value and the Loan Account Value.

POLICY YEAR. Each period of 12 months commencing with the Policy Effective
Date.

PREMIUM PAYMENT(s). The amount(s) paid by the Owner(s) to purchase and maintain this Policy.

PROTECTIVE LIFE INSURANCE COMPANY. Herein referred to as "We", "Us", "Our" and "Company".

SETTLEMENT OPTION. Alternatives to a lump sum for payment by Us under the Death Benefit or surrender provisions of this Policy.

SUB-ACCOUNT. A separate division of the Variable Account. Each Sub-Account invests in a corresponding Fund.

SUB-ACCOUNT VALUE. The Policy Value in a Sub-Account as defined on Page 13. Surrender Value. The Cash Value minus any outstanding Policy Debt.

UNIT. A unit of measurement used to calculate the Sub-Account Values.

UNSCHEDULED PREMIUM PAYMENT. Any Premium Payment other than a Planned Premium Payment.

VALUATION DAY. Each day the New York Stock Exchange is open for business except Federal and other holidays and days when the Company is not otherwise open for business.

VALUATION PERIOD. The period commencing at the close of regular trading on the New York Stock Exchange on any Valuation Day and ending at the close of regular trading on the New York Stock Exchange on the next succeeding Valuation Day.

VARIABLE ACCOUNT. The Protective Variable Life Separate Account, a separate investment account of the Company to which Policy value may be transferred or into which Net Premiums may be allocated.

VARIABLE ACCOUNT VALUE. The sum of all Sub-Account Values.

WITHDRAWAL. A Withdrawal by the Owner(s) of an amount of Cash Value that is less than the Surrender Value.

WRITTEN NOTICE. A written notice or request that is received by the Company at the Home Office.

                               Policy VULLVULIA
VUL-06 3-98                                                          Page 5

                              GENERAL PROVISIONS

ENTIRE CONTRACT. This Policy, any riders and/or endorsements attached hereto, and the Application, a copy of which is attached, and all subsequent applications, constitute the entire contract. Any application for reinstatement becomes part of this Policy if the reinstatement is approved by the Company. The Policy is issued in consideration of payment of the Initial Premium Payment shown on the Policy Specifications Page.

MODIFICATION OF THE CONTRACT. No change or waiver of the terms of this Policy is valid unless made by Us, in writing, and approved by the President, Secretary or a Vice President of the Company. We reserve the right to change the provisions of this Policy to conform to any applicable laws, or applicable regulations or rulings issued by a government agency.

MISSTATEMENT OF AGE OR SEX. Questions in the Application concern the Insured's date of birth and sex. If the date of birth or sex given in the Application or any Application for riders is not correct, the Death Benefit and any benefits provided under any riders to this Policy will be adjusted to those which would be purchased by the most recent deduction for the cost of insurance and the cost of any benefits provided by such riders, at the correct age and sex.

NON-PARTICIPATING. This Policy does not share in our surplus or profits and does not pay dividends.

SUICIDE EXCLUSION. If the Insured commits suicide, while sane or insane, within two years from the Policy Effective Date, the Company's total liability shall be limited to the Premium Payments made before death, less any Policy Debt and less any Withdrawals. If the Insured commits suicide, while sane or insane, within two years from the effective date of any increase in the Face Amount, the Company's total liability with respect to such increase shall be limited to the sum of the monthly cost of insurance charges deducted for such increase.

TERMINATION. All coverage under this Policy shall terminate when any one of the following events occurs:

        (1) The Owner(s) requests a full surrender. A surrender will require a return of this Policy.

        (2) The Insured dies.

        (3) The Policy lapses, as described in the sub-section entitled "Grace Period" under "Premiums" and the sub-section entitled "Collateral" under "Policy Loans".

REPRESENTATIONS AND CONTESTABILITY. In issuing this Policy, the Company relies on all statements made by or for the Insured in the Application or in a supplemental application. Legally, these statements are considered to be representations and not warranties, unless fraud is involved. The Company can contest the validity of this Policy or resist a claim for any material misrepresentation of a fact made on the Application or in a supplemental application for this Policy. We also have the right to contest the validity of any policy change based on material misstatements made in any application for that change. To do so, however, the representation must have been made in the Application, or in a supplemental application. Also, a copy of such application must have been attached to this Policy when issued or made a part of the Policy when changes in coverage became effective.

The Company cannot bring any legal action to contest the validity of this Policy after it has been in force during the lifetime of the Insured for two years from the Policy Effective Date unless fraud is involved.

If there was a rider or endorsement added to this Policy after the Issue Date, or benefits added by a supplemental Policy Specifications Page, the Company cannot contest the validity of any benefits so added after the benefits have been in force during the lifetime of the Insured for two years from the effective date of the addition of the benefits unless fraud is involved.


                              Policy VULLVULIA
VUL-06 3-98                                                            Page 6

The Company cannot contest the validity of any reinstated benefits after the reinstated benefits have been in force during the lifetime of the Insured for two years from the date the Company approves the reinstatement application unless fraud is involved.

REPORTS. At least once a year We will send to you at your last known address, a report for this Policy. The report will show as of the end of the report period:
(1) the current Death Benefit; (2) the current Policy Value; (3) the current Fixed Account Value; (4) the current Variable Account Value; (5) the current Loan Account Value; (6) the current Sub-Account Values; (7) Premium Payments made since the last report; (8) any Withdrawals since the last report; (9) any policy loans and accrued interest; (10) the current Surrender Value; (11) your current premium allocations; (12) charges deducted since the last report; and
(13) any other information required by law.

In addition, the Company will provide a Report for this Policy at any time upon the Owner's written request. If the Owner(s) requests this information more frequently than annually, the Company may charge a fee which shall not exceed $50.

ARBITRATION. The parties hereby acknowledge that the provision of insurance pursuant to this Policy takes place in and substantially affects interstate commerce and that the Federal Arbitration Act permits and promotes the use of arbitration as a means of dispute resolution in matters arising from interstate commerce.

Any controversy, dispute or claim by any Owner(s), Insured or Beneficiary, or their respective assigns (each referred to herein as "Claimant"), arising out of or relating in any way to this Policy or the solicitation or sale thereof shall be submitted to binding arbitration pursuant to the provisions of the Federal Arbitration Act, 9 U.S.C. Section 1, et seq. Absent consolidation of arbitration as provided for below, such arbitration shall be governed by the rules and provisions of the Dispute Resolution Program for Insurance Claims of the American Arbitration Association ("AAA"). The arbitration panel shall consist of three (3) arbitrators, one (1) selected by the Company, one (1) selected by the Claimant and one (1) selected by the arbitrators previously selected.

If a Claimant, the Company or a third-party have any dispute between or among them or any of them that is directly or indirectly related to any dispute governed by this arbitration provision, the Claimant and the Company consent to the consolidation of the dispute governed by this arbitration provision with such other dispute; if such other dispute is governed by an arbitration agreement that selects the forum and rules of the National Association of Securities Dealers, Inc. or the New York Stock Exchange, Inc., the Claimant and the Company shall be deemed to have consented to the jurisdiction of such other forum to the extent allowed by law and will abide by the rules, provisions and interpretations thereof, including those for selection of arbitrators.

It is understood and agreed that the arbitration shall be binding upon the parties, that the parties are waiving their right to seek remedies in court, including the right to jury trial; and that an arbitration award may not be set aside in later litigation except upon the limited circumstances set forth in the Federal Arbitration Act.

Judgment upon the award rendered by the arbitrator(s) may be entered in any Court having jurisdiction thereof. The arbitration expenses shall be borne by the losing party or in such proportion as the arbitrator(s) shall decide.

                           CONTROL PROVISIONS

THE PARTIES INVOLVED. The Owner(s) is the person(s) who owns this Policy as shown on the Policy Specifications Page, on an endorsement or on an amendment to the Application. The Owner is the Insured unless someone else is named as the Insured. The Insured is the person whose life this Policy insures.

RIGHTS OF OWNER. While the Insured is living, the Owner(s) may exercise all rights and benefits contained in the Policy or allowed by the Company. These rights include assigning this Policy, changing Beneficiaries, changing ownership, enjoying all benefits and exercising all policy provisions. The use of these rights may be subject to the consent of any assignee or irrevocable Beneficiary.

                              Policy VULLVULIA
VUL-06 3-98                                                             Page 7

If a Partnership has any rights under this Policy, such rights shall belong to the Partnership as it exists when the right is exercised.

CONTINGENT OWNER. If the Owner is not the Insured, the Owner(s) may name a Contingent Owner provided such request is made in writing on a form acceptable to Us. The Contingent Owner will become the Owner if the Owner(s) die. If there is not a Contingent Owner named when the Owner(s) die, the estate of the last Owner to die will become the Owner.

BENEFICIARY. A Beneficiary is any person named by the Owner(s) on the Company's records to receive the Death Benefit Proceeds on the Insured's death. There may be different classes of Beneficiaries such as primary and contingent. These classes set the order of payment of the Death Benefit. The Owner(s) may change the Beneficiary at any time prior to the Insured's death. To make a change, We must receive a written request satisfactory to Us at our Home Office. If an irrevocable Beneficiary has been designated however, such designation cannot be changed or revoked without the irrevocable Beneficiary's written consent. Any change of Beneficiaries is effective on the date the request was signed. Provided, however, We will not be liable for any payment We make before such request has been received and acknowledged at our Home Office.

CHANGING THE OWNER. The Owner(s) may be changed at any time prior to the Insured's death. To make a change, We must receive from the Owner(s) a written request satisfactory to Us at our Home Office. Any such change will be effective on the date the request was signed. Provided, however, We will not be liable for any payment We make before such request has been received and acknowledged at our Home Office.

ASSIGNMENT. Upon notice to Us, the Owner(s) may assign his or her rights under this Policy. However, for this assignment to be binding on the Company, it must be in writing and filed at the Home Office. We assume no responsibility for the validity of any assignment. Any claim under any assignment shall be subject to proof of interest and the extent of assignment. Once the Company receives a signed copy of the assignment, the Owner's rights and the interest of any Beneficiary or any other person will be subject to the assignment. An assignment is subject to any Policy Debt.

PROTECTION OF PROCEEDS. To the extent permitted by law, any payment of Death Benefit Proceeds, surrender value or any Withdrawal shall be free from legal process from the claim of any creditor of the person entitled to them.

SUSPENSION OR DELAY IN PAYMENT. The Company has the right to suspend or delay the date of payment of a Withdrawal, loan, surrender, or the Death Benefit Proceeds for any period:

      1) when the New York Stock Exchange is closed; or

      2) when trading on the New York Stock Exchange is restricted; or

      3) when an emergency exists (as determined by the Securities & Exchange Commission) as a result of which (a) the disposal of securities in the Variable Account is not reasonably practicable; or (b) it is not reasonably practicable to determine fairly the value of the net assets of the Variable Account; or

      4) when the Securities & Exchange Commission, by order, so permits for the protection of security holders.

As to amounts allocated to the Fixed Account, We may defer payment of Death Benefit proceeds for up to two months and any withdrawal, surrender or the making of a policy loan for up to six months after We receive a written request.

If We delay payment of surrender benefits under this Policy, We will pay the Owner interest at the rate specified under applicable state law as required, if any, at the time of the surrender request.


                                  Policy VULLVULIA
VUL-06 3-98                                                            Page 8

TAX CONSIDERATIONS. In order to receive the tax treatment afforded to life insurance contracts under federal tax laws, this Policy must qualify and continue to qualify as a life insurance contract under the Internal Revenue Code of 1986, as amended. The Company reserves the right to decline to: (a) accept a Premium Payment; or (b) change the Death Benefit Option; or (c) process a Withdrawal. The Company also reserves the right to refund a Premium Payment, including any earnings thereon, if such refund is necessary to prevent this Policy from failing to qualify as a life insurance contract.

We also reserve the right to make changes to this Policy or to any riders or to make distributions from this Policy to the extent We consider necessary for this Policy to continue to qualify as a life insurance contract. Such changes will apply uniformly to all affected policies. You will receive advance written notification of such changes.

CHANGES IN POLICY COST FACTORS. Changes in non guaranteed credited rates, cost of insurance charges, or mortality and expense risk charges will be by class and will be based upon changes in future expectations of such factors as investment earnings, mortality, persistency, expenses, and taxes.

COVERAGE LIMITATIONS. Unless the health and other conditions of the Insured on the date that the Policy is delivered to the Owner(s) is the same as that indicated in the application, the Company reserves the right to cancel the Policy or re-underwrite the Policy and make appropriate adjustments to the monthly cost of insurance charge.

                                PREMIUMS

PREMIUM PAYMENT(s). Premium Payment(s) are payable at our Home Office or to any Agent of the Company. Premium Payment(s) must be made by check payable to Protective Life Insurance Company or by any other method which the Company deems acceptable. The minimum monthly Premium Payment(s) that We will accept is: (1) $50 if paid by a pre-authorized payment arrangement; or (2) $150 for any other mode of payment accepted by the Company.

The Company has the right not to accept any Premium Payment in the event that it is determined in the Company's discretion that the Premium Payment will cause the Policy to fail to qualify as a life insurance contract under federal tax laws.

No insurance will take effect until the initial Premium Payment is paid and the health and other conditions of the Insured are determined to be the same as that described in the Application on the date the Policy is delivered.

PLANNED PREMIUM PAYMENTS. The amounts and frequency of the Planned Premium Payments in effect on the Policy Effective Date are shown on the Policy Specifications Page. You do not have to make the Planned Premium Payment. Subject to the limits described above, you may change the frequency and amount of the Planned Premium Payments at any time.

The Company will send Planned Premium Payment reminder notices to you unless otherwise requested. You can choose to have them sent at 12, 6, or 3 month intervals. If desired, the Company will also arrange for Planned Premium Payments to be made on a monthly basis under a pre-authorized payment arrangement.

UNSCHEDULED PREMIUM PAYMENTS. Subject to the limits described above, while this Policy is in force, Premium Payment(s) other than the Planned Premium Payments will be accepted by the Company at any time. The Owner(s) may specify in writing that all Unscheduled Premium Payments are to be applied against Policy Debt, if any, as a loan repayment.

MINIMUM MONTHLY PREMIUM GUARANTEE. In return for paying the Minimum Monthly Premium shown on the Policy Specifications Page or an amount equivalent thereto by the Monthly Anniversary Day, the Company guarantees, to the extent outlined herein, that the Policy will not Lapse. The policy will not Lapse during the Minimum Monthly Premium Guarantee Period, which is shown on the Policy Specifications Page, if for each month that the policy has been in force (a) equals or exceeds (b). For purposes of the Minimum Monthly Premium
Guarantee:

                                Policy VULLVULIA
VUL-06 3-98                                                           Page 9

(a)   is the total Premiums paid less any Withdrawals and Policy Debt

(b) is the Minimum Monthly Premium as shown on the Policy Specifications Page multiplied by the number of complete policy months since the Policy Effective Date, including the current month.

PREMIUM EXPENSE CHARGES. The Premium Expense Charges are shown on the Policy Specifications Page.

ALLOCATION OF NET PREMIUMS. Net Premiums will be allocated to the Sub-Accounts and the Fixed Account on the date We receive them according to the instructions of the Owner(s) in the Application or subsequent written notice. Owner(s) may change the allocations in effect at any time by Written Notice. Allocations must be made in whole percentages. The minimum amount that can be allocated to any Sub-Account or the Fixed Account is 10% of any Net Premiums, and the sum of allocations must add up to 100%.

If the Contract is issued in a state where, upon cancellation and within the cancellation period, the Company returns the Premium Payment(s) made, the Company reserves the right to allocate the initial Premium Payment and any additional Premium Payments made during cancellation period to the Fixed Account or Money Market Sub-Account. Thereafter, allocations will be made as shown in the Policy Specifications Page in accordance with the selections made by the Owner(s).

GRACE PERIOD. Unless this Policy is otherwise continued under the Minimum Monthly Premium Guarantee, if the Surrender Value on a Monthly Anniversary Day is insufficient to cover the Monthly Deductions due on that Monthly Anniversary Day, this Policy will stay in force for 61 days. This 61 day period is called the Grace Period.

If the Owner(s) does not pay sufficient Premiums (less Premium Expense Charges) to cover the current and past due Monthly Deductions by the end of the Grace Period, this Policy will terminate without value and all coverage under this Policy will terminate. At the beginning of the Grace Period, the Company will mail a notice of such Premiums due to the Owner's last known address and to the address of any assignee of record. Coverage continues during the Grace Period. The Company will deduct unpaid Monthly Deductions and Policy Debt from any Death Benefit payable if death occurs during the Grace Period.

REINSTATEMENT. Prior to the Insured's death if this Policy has Lapsed, it can be reinstated. Reinstatement means to restore the Policy when the Policy has terminated at the end of the Grace Period. We will not reinstate this Policy if it has been surrendered. The Company will reinstate the Policy if the Company receives:

     (1) the Owner's written request within five years after the end of the Grace Period,

     (2)  evidence of insurability satisfactory to the Company,

     (3) payment of Net Premium equal to all Monthly Deductions that were due and unpaid during the Grace Period with interest at a rate not to exceed 6% per annum compounded annually, if required by the Company, and payment of Premium Payments at least sufficient to keep this Policy in force for three months (We may accept Premium Payments larger than this amount), and

     (4) payment of or reinstatement of any Policy Debt which existed at the end of the Grace Period.

The effective date of a reinstated policy will be the day the Company approves the reinstatement and all of the above requirements have been received.

MINIMUM VALUES. The values and benefits of this Policy shall not be less than the minimum benefits required by the statutes of the state in which this Policy was delivered.

                                  Policy VULLVULIA
VUL-06 3-98                                                            Page 10

                      DEDUCTIONS FROM POLICY VALUE

MONTHLY DEDUCTIONS. The Monthly Deductions is a charge made as of the Policy Effective Date and on each Monthly Anniversary Day thereafter. Monthly Deductions will reduce the Sub-Account Value(s) and/or Fixed Account Value in the proportion that each SubAccount Value and the Fixed Account Value bears to the Policy Value. Beginning as of the Policy Effective Date, We will deduct the Monthly Deductions described on the Policy Specifications Page.

MONTHLY COST OF INSURANCE CHARGE. The monthly cost of insurance charge is determined at the end of each policy month. The monthly cost of insurance charge is computed as follows:

     (1) divide the Death Benefit at the beginning of the Policy month by the sum of 1 plus the monthly guaranteed interest rate which is shown on the Policy Specifications page.

     (2) reduce the result by the amount of the Policy Value (prior to deducting the Monthly Deductions) at the beginning of the policy month;

     (3) multiply the difference by the cost of insurance rate as described in the Cost of Insurance Rates Section; divided by 1,000.

The Monthly Cost of Insurance Charge is computed separately for the Initial Face Amount and for each increase in Face Amount.

PREMIUM EXPENSE CHARGE. A premium expense charge, as described on the Policy Specifications Page will be deducted from each Premium Payment.

ADMINISTRATION FEE. An administration fee as described on the Policy Specifications Page will be deducted monthly.

COST OF INSURANCE RATES. The monthly cost of insurance rate is based on the sex, issue age, duration and rate class of the Insured and on the number of years that a Policy has been in force. For each Face Amount increase, We will use the issue age, sex, rate class and duration of this Policy at the time of the request. Monthly cost of insurance rates will be determined by the Company, based on its expectations as to future mortality experience, investment earnings, mortality, persistency, expenses and taxes.

Any change in the monthly cost of insurance rates will be on a uniform basis for insureds of the same class such as age, sex, rate class, and policy year. However, the cost of insurance rates will never be greater than those shown in the Guaranteed Maximum Monthly Cost of Insurance Rates Table on the Policy Specifications Page.

CHARGES FOR BENEFITS UNDER RIDERS. We will deduct a monthly charge for each rider to the Policy as shown on the Policy Specifications Page.

MORTALITY AND EXPENSE RISK CHARGE. We will deduct a mortality and expense risk charge equal, on a monthly basis, to the percentage shown on the Policy Specifications Page of the daily net asset value of each Sub-Account in the Variable Account. This deduction is made to compensate the Company for assuming the mortality and expense risks under this Policy. The Mortality and Expense Risk Charge is deducted only from the Variable Account.

OTHER DEDUCTIONS.  We also make the following other deductions as they occur:

      (1) Withdrawal Charge for Withdrawals;

      (2) Surrender Charge if you surrender this Policy, decrease its Initial Face Amount, or if this Policy lapses at the end of a Grace Period;

      (3) Transfer fee for certain transfers of the Fixed Account or Variable Account Values.


                              Policy VULLVULIA
VUL-06 3-98                                                              Page 11

                             BASIS OF COMPUTATIONS

Minimum Surrender Values and maximum cost of insurance rates are based on the Commissioner's 1980 Standard Ordinary Smoker or Non-Smoker, Male or Female Mortality Table (age nearest birthday) and the rate class of the Insured. Surrender Values are at least equal to those required by law. Reserves are computed by the Commissioner's Reserve Valuation Method.

                                  FIXED ACCOUNT

CALCULATION OF THE FIXED ACCOUNT VALUE. The value of the Fixed Account at any time is equal to:

     (a)  the Net Premiums allocated to the Fixed Account; plus

     (b)  Policy Value transferred to the Fixed Account; plus

     (c)  interest credited to the Fixed Account; less

     (d) any Withdrawals including any withdrawal charges deducted or transfers from the Fixed Account including any transfer fees deducted from the Fixed Account; less

     (e) any surrender charges deducted in the event of a decrease of Face Amount; less

     (f)  Monthly Deductions.

INTEREST CREDITED. The Company guarantees that the interest credited during the first Policy Year to the initial Net Premiums allocated to the Fixed Account will be at a rate not less than the Initial Annual Effective Interest Rate for the Fixed Account shown on the Policy Specifications Page.

For subsequent Net Premiums allocated to or Policy Value transferred to the Fixed Account, the guaranteed interest rate applicable will be the annual effective interest rate in effect on the date the subsequent Net Premium is received by Us or the date the transfer is made. Such guaranteed interest rate will apply to such amounts for a twelve month period which begins on the date the Net Premium is allocated or the date the transfer is made.

After the guaranteed interest rate expires, (i.e., 12 months after the Net Premium or transfer is placed in the Fixed Account) We will credit interest on the Fixed Account Value attributable to such Net Premiums and transfers at the current interest rate in effect. New current interest rates are effective for such Fixed Account Value for 12 months from the time they are first applied. The Initial Annual Effective Interest Rate and the current interest rates the Company will credit are annual effective interest rates of not less than 4.00%. For purposes of crediting interest, amounts deducted, transferred or withdrawn from the Fixed Account will be accounted for on a "first-in, first-out" (FlFO) basis.

The Company reserves the right to apply different interest rate guarantees to certain amounts credited to the Fixed Account.

                              VARIABLE ACCOUNT

GENERAL DESCRIPTION. The variable benefits under the Policy are provided through the Variable Account. The Variable Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940.

The portion of the assets of the Variable Account equal to the reserves and other contract liabilities of the Variable Account are not chargeable with the liabilities arising out of any other business We may conduct. We have the right to transfer to our General Account any assets of the Variable Account which are in excess of such reserves and other liabilities. The assets of the Variable Account are available to cover the liabilities of the General Account of the Company only to the extent that the assets of the Variable Account exceed the liabilities of the Variable Account arising under the policies supported by the Variable Account.


                                  Policy VULLVULIA
VUL-06 3-98                                                            Page 12

SUB-ACCOUNTS OF THE VARIABLE ACCOUNT. The assets of the Variable Account are divided into a series of Sub-Accounts that are listed on the Policy Specifications Page and in the current Prospectus you received. Each Sub-Account invests exclusively in shares of a corresponding Fund. Any amounts of income, dividends, and gains distributed from the shares of a Fund will be reinvested in additional shares of that Fund at its Net Asset Value Per Share.

When permitted by law, We may:

       (1)  create new variable accounts;

       (2)  combine variable accounts, including the Variable Account;

       (3) add new Sub-Accounts to or remove existing Sub-Accounts from the Variable Account or combine Sub-Accounts;

       (4) make new Sub-Accounts or other Sub-Accounts available to such classes of the Policies as We may determine;

       (5)  add new Funds or remove existing Funds;

       (6) if shares of a Fund are no longer available for investment or if We determine that investment in a Fund is no longer appropriate in light of the purposes of the Variable Account, substitute a different Fund for any existing Fund;

       (7) deregister the Variable Account under the Investment Company Act of 1940 if such registration is no longer required;

       (8) operate the Variable Account as a management investment company under the Investment Company Act of 1940 or in any other form permitted by law; and

       (9) make any changes to the Variable Account or its operations as may be required by the Investment Company Act of 1940 or other applicable law or regulations.

The investment policy of the Variable Account will not be changed without approval pursuant to the insurance laws of the State of Tennessee. If required, approval of or change of investment policy will be filed with the insurance department of the state where this Policy is delivered.

The values and benefits of this Policy provided by the Variable Account depend on the investment performance of the Funds in which your selected Sub-Accounts are invested. We do not guarantee the investment performance of the Funds. The Owner(s) bear the full investment risk for Net Premiums allocated or Policy Value transferred to the Sub-Accounts.

VALUATION OF ASSETS. Assets of Funds held by each Sub-Account will be valued at their Net Asset Value per share on each Valuation Day. The Prospectus the Owners(s) received for the Funds defines the Net Asset Value per share of the Funds and describes each Fund.

CALCULATION OF SUB-ACCOUNT VALUES. The Sub-Account Value for any Sub-Account is equal to the number of Units this Policy then has in that Sub-Account, multiplied by the value of such units at that time. Amounts allocated, transferred or added to a Sub-Account are used to purchase Units of that Sub-Account. Units are redeemed when amounts are deducted, transferred, or withdrawn. The number of Units in a Sub-Account at any time is equal to the number of Units purchased minus the number of Units redeemed up to such time.

For each Sub-Account, the Net Premiums allocated to or Policy Value transferred to the Sub-Account are converted into Units. The number of Units credited is determined by dividing the dollar amount directed to each Sub-Account by the value of the Unit for that Sub-Account for the Valuation Day on which the Net Premiums allocated to or Policy Value transferred are credited to the Sub-Account. The Unit value at the end of every Valuation Day is the Unit value at the end of the previous Valuation Day times the Net Investment Factor, as described below.

                             Policy VULLVULIA
VUL-06 3-98                                                            Page 13

NET INVESTMENT FACTOR. The Unit value for each Sub-Account for any Valuation Period is determined by the Net Investment Factor. The Net Investment Factor is an index applied to measure the investment performance of a Sub-Account from one Valuation Period to the next. The Net Investment Factor for a Sub-Account for any Valuation Period is determined by dividing (1) by (2) where

    (1)  is the result of:

         a. the Net Asset Value per share of the Fund held in the Sub-Account, determined at the end of the current Valuation Period; plus

         b. the per share amount of any dividend or capital gain distributions made by the Fund to the Sub-Account, if the "ex-dividend" date occurs during the current Valuation Period; plus or minus

         c. a per share charge or credit for any taxes reserved for, which is determined by the Company to have resulted from the operations of the Sub-Account.

    (2) is the Net Asset Value per share of the Fund held in the Sub-Account, determined at the end of the last prior Valuation Period.

TRANSFERS. On or after the later of thirty days after the Policy Effective Date or six days after the ten-day cancellation period, or such other period as required by law, upon receipt of Written Notice, the Owner(s) may transfer the Fixed Account Value or any Sub-Account Value to other Sub-Accounts and/or the Fixed Account. The transfer will be effected as of the date We receive Written Notice from the Owner(s).

The amount transferred must be at least $100 or, if less, the entire amount in the Fixed Account or the Sub-Account(s) each time a transfer is made. If, after the transfer, the amount remaining in the Fixed Account or Sub-Account(s) from which the transfer is made is less than $100, We reserve the right to transfer the entire amount instead of the requested amount. The maximum amount which may be transferred from the Fixed Account is the greater of (1) $2500; or (2) 25% of the Fixed Account Value in any Policy Year.

The Policy Value on the effective date of the transfer will not be affected except to the extent of the transfer fee. We reserve the right to limit transfer requests to no more than 12 per year. For each additional transfer request over 12 during each Policy Year, We reserve the right to charge a Transfer Fee which is indicated on the Policy Specifications Page. The Transfer Fee, if any, will be deducted from the amount being transferred.

We reserve the right, at any time and without prior notice, to terminate, suspend or modify the transfer privileges described above.

                                 DEATH BENEFIT

DEATH BENEFIT PROCEEDS. On the Insured's death, provided this Policy is in force, We will pay the Death Benefit Proceeds when We receive satisfactory proof of death of the Insured.

AMOUNT OF DEATH BENEFIT PROCEEDS. The Death Benefit Proceeds will be determined as of the date of the Insured's death and will be equal to: (1), plus (2), minus (3), minus (4), where

   (1)  is the Death Benefit under the Death Benefit option selected;

   (2)  is any additional benefits due under any riders attached to this Policy;

   (3)  is any Policy Debt; and

   (4) is any unpaid Monthly Deductions if the Insured dies during the Grace Period.

The Death Benefit Proceeds shall be determined under the Level Death Benefit or Increasing Death Benefit, whichever is chosen by the Owner(s) and indicated on the Policy Specifications Page, or any supplemental Policy Specifications Page.

                                 Policy VULLVULIA
VUL-06 3-98                                                             Page 14

Level Death Benefit - The Death Benefit will be the greater of:

       (a) The Face Amount of insurance on the Insured's date of death; or

       (b) a specified percentage of the Policy Value on the date of the Insured's death as indicated on the Table of Percentages below.

Increasing Death Benefit - The Death Benefit will be the greater of:

       (a) the Face Amount of insurance on the Insured's date of death plus the Policy Value on the insured's date of death; or

       (b) a specified percentage of the Policy Value on the Insured's date of death as indicated on the Table of Percentages below.

                              TABLE OF PERCENTAGES

-----------------------------------------------------------------------------------------------------------------------------------
Attained                        Attained                        Attained Age                        Attained
   Age        Percentage           Age        Percentage             Age             Percentage        Age            Percentage
-----------------------------------------------------------------------------------------------------------------------------------
   0-40             250%           50               185%           60                   130%           70                   115%
   41               243%           51               178%           61                   128%           71                   113%
   42               236%           52               171%           62                   126%           72                   111%
   43               229%           53               164%           63                   124%           73                   109%
   44               222%           54               157%           64                   122%           74                   107%
   45               215%           55               150%           65                   120%           75-90                105%
   46               209%           56               146%           66                   119%           91                   104%
   47               203%           57               142%           67                   118%           92                   103%
   48               197%           58               138%           68                   117%           93                   102%
   49               191%           59               134%           69                   116%           94                   101%
                                                                                                       95 +                 100%
-----------------------------------------------------------------------------------------------------------------------------------

PAYMENT OF DEATH BENEFIT PROCEEDS. We will pay the Death Benefit Proceeds to the Beneficiary in a lump sum, unless a Settlement Option has been selected. If the Primary or Contingent Beneficiary is not living, or if no Beneficiary has been designated, We will pay the Owner(s) or Owner's estate.

SUSPENSION OF PAYMENT. Payment of Death Benefit Proceeds may be suspended or delayed under the circumstances described herein for suspension or delay of payment of surrenders or Withdrawals.

CREDITOR CLAIMS. To the extent permitted by applicable laws, no right or benefit under this Policy shall be subject to claims of creditors, except as may be provided by an assignment.

                           SURRENDERS AND WITHDRAWALS

SURRENDERS. Prior to the Insured's death, and while the Policy is in force, this Policy may be surrendered for its Surrender Value. The surrender will be effective as of the Valuation Day on which We receive a Written Notice requesting surrender of the Policy. If the Policy is surrendered, any applicable Surrender Charge as described on the Policy Specifications Page will be imposed. Once the surrender is effective, all benefits provided by the Policy cease and the Policy cannot be reinstated.

WITHDRAWALS. After the first Policy Year, the Owner(s) may make a written request for a Withdrawal of the Surrender Value, subject to certain restrictions. The minimum Withdrawal request is $500. As of the date We receive Written Notice from the Owner(s), We will reduce the Policy Value by the amount withdrawn (including the withdrawal charge as described on the Policy Specifications Page). If a Level Death Benefit is in effect, We reserve the right to reduce the Face Amount of the Policy by the amount of the Withdrawal (exclusive of the withdrawal charge). Face Amount reductions will be effective as provided in the provision "Decreasing the Face Amount". The Owner(s) may specify how the Withdrawal and withdrawal charge are to be deducted from the Policy Value. In the event an allocation is not specified, We will allocate the Withdrawal and withdrawal charge based on the proportion that the value in the Fixed Account and the value in the Sub-Accounts bear to the unloaned Policy Value.

We reserve the right to decline a Withdrawal request if the remaining Face Amount would be below the minimum amount for which We would then issue the Policy under our rules; or We determine that the Withdrawal would cause this Policy to fail to qualify as a life insurance contract under applicable tax laws, as interpreted by Us.

                             Policy VULLVULIA
VUL-06 3-98                                                          Page 15

                                 POLICY LOANS

RIGHT TO MAKE LOANS, POLICY DEBT. After the first Policy Anniversary and prior to the Insured's death and while this Policy is in force, loans can be made on this Policy provided it has Surrender Value greater than Zero. However, the Policy must be properly assigned to the Company before any policy loan is made. No other collateral is needed. Any policy loan must be for at least a minimum loan amount of $500. The Company may delay making any policy loan from the Fixed Account for up to six months.

MAXIMUM LOAN. The most the Owner(s) can borrow is an amount that equals 90% of the Surrender Value of the Policy on the date the policy loan request is received.

INTEREST. The interest charged on any policy loan is at an effective annual rate, shown on the Policy Specifications Page, compounded yearly on the Policy Anniversary. Interest payments are due for the prior Policy Year on each Policy Anniversary. If interest is not paid when due, it will be added to the amount of the policy loan and will bear interest at the rate payable on the policy loan. Interest is charged in arrears from the date of the policy loan. Interest, as it accrues from day to day, is considered part of the Policy Debt.

COLLATERAL. When a policy loan is made, an amount sufficient to secure the policy loan is transferred out of the Sub-Account(s) and the Fixed Account and into the Policy's Loan Account. The Owner(s) can specify how to allocate the amount to be transferred to the Loan Account as collateral from among the Sub-Account(s) and the Fixed Account. If an allocation is not specified, the amount will be allocated in the same proportion that the value of your Fixed Account and the value of your Sub-Account(s) bear to the total unloaned Policy Value on the date We make the policy loan. An amount equal to any unpaid policy loan interest will also be transferred on each Policy Anniversary to the Loan Account. We will allocate the unpaid interest based on the proportion that the value of your Fixed Account and the value of your Sub-Account(s) bear to the total unloaned Policy Value. The Loan Account Value will be recalculated (1) when policy interest is added to the amount of the loan, (2) when a loan repayment is made, or (3) when a new policy loan is made.

We will credit the Loan Account with interest at an effective annual rate of not less than the Guaranteed Interest Rate for the Fixed Accounts. We will determine such rate in advance of each calendar year. This rate will apply to the calendar year which follows the date of determination. On each Policy Anniversary, the interest earned on the Loan Account since the preceding Policy Anniversary will be transferred to the Sub-Account(s) and the Fixed Account. The interest will be transferred to the SubAccount(s) and the Fixed Account in the same proportion that Premium Payments are allocated.

If the Loan Account Value exceeds the Cash Value, the Owner(s) must pay the excess. We will send you a notice of the amount the Owner(s) must pay. This amount must be paid within 31 days after We send the notice, or the Policy will Lapse. We will send the notice to you and to any assignee of record.

REPAYING POLICY DEBT. Policy Debt can be repaid in part or in full any time during the Insured's life while this Policy is in force. When a loan repayment is made, Policy Value in the Loan Account in an amount equal to that payment will be transferred to the Sub-Account(s) and the Fixed Account. The Owner(s) may tell Us how to allocate this transfer among the Sub-Account(s) and the Fixed Account. If no allocation is specified, We will allocate that amount among the Sub-Account(s) and the Fixed Account in the same proportion that Premium Payments are allocated.

                          CHANGING THIS POLICY

The Owner(s) can request any one of the following changes subject to certain conditions. The Owner's request must be received in writing at the Company's Home Office.


                             Policy VULLVULIA
VUL-06 3-98                                                           Page 16

INCREASING THE FACE AMOUNT. On or after the first Policy Anniversary, the Owner(s) may submit a supplemental application for an increase in Face Amount. The Company reserves the right to require satisfactory proof of insurability in connection with evaluating any requested increase in Face Amount. The Insured's current Attained Age must be less than the maximum issue age. The amount of any increase must be at least $10,000. Any increase approved by the Company will be effective on the effective date shown on the supplemental Policy Specifications Page which will be issued and attached to the Policy and will be subject to monthly cost of insurance deductions for the increase from the Policy Value of this Policy.

PREMIUM PAYMENTS REQUIRED FOR A FACE AMOUNT INCREASE. Additional Premium Payments may be required in connection with an increase in Face Amount. We will notify the Owner(s) if additional Premium Payments are required and specify the Premium Payments required on the supplemental Policy
Specifications Page.

CANCELLATION OF AN INCREASE OF FACE AMOUNT. The cancellation provision on the cover of this Policy applies equally to any increase in Face Amount except that where no additional Premium Payments are required in order to increase the Face Amount, only the first monthly cost of insurance deduction and the administration fee for increases in Face Amount will be credited back to the sub-accounts and fixed account in the proportion that each Sub-Account Value and the Fixed Account Value bears to the Policy Value if the increase is cancelled.

DECREASING THE FACE AMOUNT. On or after the first Policy Anniversary, you can request in writing a decrease in Face Amount subject to the following rules. Any decrease will go into effect on the Monthly Anniversary Day that falls on or next following the date the Company receives and accepts the request for change. The decrease will first be applied against increases in Face Amount in the reverse order in which they occurred. It will then be applied against the Initial Face Amount. The Company reserves the right to prohibit any decrease: (1) for the three years following an increase in Face Amount; and
(2) for one Policy Year following the last decrease in Face Amount.

The Face Amount remaining in effect after any decrease cannot be less than the Minimum Face Amount shown on the Policy Specifications Page. Decreasing the Face Amount may result in lower Monthly Deductions or a refund in Premiums and earnings thereon. Decreasing the Initial Face Amount may result in a Surrender Charge. The Company reserves the right to refuse a decrease in Face Amount if such decrease would cause this Policy to fail to qualify as a life insurance contract under applicable tax laws, as interpreted by Us.

CHANGING THE DEATH BENEFIT OPTION. On or after the first Policy Anniversary, the Owner(s) may request in writing a change in the Death Benefit Option. The change will go into effect on the Monthly Anniversary Day that falls on or next following the date the Company receives and accepts the request for change. If the Owner(s) requests a change from Increasing Death Benefit to Level Death Benefit, the Face Amount will be increased to equal the Death Benefit on the effective date of change. If the Owner(s) requests a change from Level Death Benefit to Increasing Death Benefit, the Face Amount will be decreased so that it equals the Death Benefit less the Policy Value on the date of the change. The Company reserves the right to require satisfactory proof of insurability before permitting a change in Death Benefit options.

CHANGE APPROVAL. All changes must be approved by the Home Office. No agent has the authority to make any changes or waive any of the terms of this Policy.

                           SETTLEMENT OPTIONS

Optional Methods of Settlement provide alternative ways in which payment can be made. Payment under these Optional Methods of Settlement will not be affected by the investment experience of any Sub-Account after the proceeds are applied under such option.


                            Policy VULLVULIA
VUL-06 3-98                                                              Page 17

AVAILABILITY OF OPTIONS. Upon written request, all or part of the Death Benefit Proceeds or Surrender Value may be applied under any Settlement Option We offer on the option date. The option date is any date this Policy terminates under the termination provision. If this Policy is assigned, either before or after the choice of an option, any amount due to the assignee will be paid in one sum. The balance, if any, may be applied under any Settlement Option.

MINIMUM AMOUNTS. If the amount to be applied under any Settlement Option for any one person is less than $5,000, the Company may pay that amount in one sum instead. If the payments under any option come to less than $50 each, the Company has the right to make payments at less frequent intervals.

ELECTING A SETTLEMENT OPTION. To elect any Settlement Option, the Company requires that a written request, satisfactory to it, be received at its Home Office. The Owner(s) may elect a Settlement Option during the Insured's lifetime. If the Death Benefit Proceeds are payable in one sum when the Insured dies, the Beneficiary may elect a Settlement Option with the Company's consent.

EFFECTIVE DATE AND PAYMENT DATE. The effective date of a Settlement Option is the date the amount is applied under that option. For Death Benefit Proceeds, this is the date that due proof of the Insured's death is received at the Company's Home Office. For the Surrender Value, it is the effective date of surrender.

A later date for the first payment may be requested in the Settlement Option election. All payment dates will fall on the same day of the month as the first one. No payment will become due until a payment date. No partial payment will be made for any period shorter than the time between payment dates.

If the Surrender Value is applied under any option, the Company may delay payment of any Withdrawal for up to six months. Interest at the rate in effect for Option 3 during this period will be paid on the amount withdrawn.

DESCRIPTION OF OPTIONS. The Company's Settlement Options are described below. Any other Settlement Option agreed to by the Company may be elected. The Settlement Options are described in terms of monthly payments.

OPTION 1 - Payment For A Fixed Period. Equal monthly payments will be made for any period selected up to 30 years. The amount of each payment depends on the total amount applied, the period selected and the monthly payment rates the Company is using when the first payment is due. The rate of any payment for each $1,000 of proceeds applied will not be less than shown in the Option 1 Table. The payments shown in this table are based on an interest rate of 3% per year.

                               Option 1 Table
            Minimum Monthly Payment Rates for Each $1,000 Applied

-------------------------------------------------------------------------------------------------------------------------
                        Monthly                                         Monthly                                 Monthly
Years                   Payment              Years                      Payment             Years               Payment
-------------------------------------------------------------------------------------------------------------------------
      1                  $84.47                 11                    $   8.86               21              $   5.32
      2                   42.86                 12                        8.24               22                  5.15
      3                   28.99                 13                        7.71               23                  4.99
      4                   22.06                 14                        7.26               24                  4.84
      5                   17.91                 15                        6.87               25                  4.71
      6                   15.14                 16                        6.53               26                  4.59
      7                   13.16                 17                        6.23               27                  4.47
      8                   11.68                 18                        5.96               28                  4.37
      9                   10.53                 19                        5.73               29                  4.27
     10                    9.61                 20                        5.51               30                  4.18
-------------------------------------------------------------------------------------------------------------------------

                                      Policy VULLVULIA
VUL-06 3-98                                                              Page 18

OPTION 2 - LIFE INCOME WITH PAYMENTS FOR A GUARANTEED PERIOD. Equal monthly payments are based on the life of the named person. Payments will continue for the lifetime of that person with payments guaranteed for 10 or 20 years. Payments stop at the end of the selected guaranteed period or when the named person dies, whichever is later.

The Option 2 Table shows the minimum monthly payment for each $1,000 applied. The actual payments will be based on the monthly payment rates the Company is using when the first payment is due. They will not be less than shown in the Table, which is based on the 1983 Individual Annuity Mortality Table A projected 13 years with interest at 3% per annum. One year will be deducted from the Attained Age of the named person for every completed three years beyond the year 1996. The Age of the payee is the age at the birthday nearest to the effective date of the Option.

                                                      OPTION 2 TABLE
------------------------------------------------------------------------------------------------------------------------------------
Age of           Male                       Female                 Age                   Male                        Female
Payee      Guaranteed Perod           Guaranteed Period          of Payee         Guaranteed Period             Guaranteed Period
------------------------------------------------------------------------------------------------------------------------------------
         10 Yrs        20 Yrs        10 Yrs         20 Yrs                       10 Yrs        20 Yrs        10 Yrs         20 Yrs
------------------------------------------------------------------------------------------------------------------------------------
0-30     3.08           3.07          2.95         2.95            56            4.33          4.16           3,93          3.86
31       3.10           3.09          2.97         2.96            57            4.42          4.22           4.00          3.92
32       3.13           3.12          2.99         2.98            58            4.51          4.29           4.08          3.98
33       3.16           3.15          3.01         3.00            59            4.61          4.36           4.16          4.04
34       3.19           3.17          3.03         3.03            60            4.71          4.43           4.24          4.11
35       3.22           3.20          3.06         3.05            61            4.82          4.49           4.33          4.18
36       3.25           3.23          3.08         3.07            62            4.94          4.57           4.42          4.25
37       3.28           3.26          3.11         3.10            63            5.06          4.64           4.52          4.32
38       3.32           3.29          3.13         3.12            64            5.19          4.71           4.63          4.40
39       3.35           3.33          3.16         3.15            65            5.32          4.77           4.74          4.47
40       3.39           3.36          3.19         3.18            66            5.46          4.84           4.86          4.55
41       3.43           3.40          3.22         3.21            67            5.61          4.91           4.98          4.63
42       3.48           3.44          3.25         3.24            68            5.76          4.97           5.12          4.70
43       3.52           3.48          3.29         3.27            69            5.91          5.03           5.26          4.78
44       3.57           3.52          3.32         3.31            70            6.08          5.09           5.41          4.86
45       3.61           3.56          3.36         3.34            71            6.25          5.15           5.56          4.93
46       3.67           3.61          3.40         3.38            72            6.42          5.20           5.73          5.00
47       3.72           3.66          3.44         3.42            73            6.59          5.24           5.90          5.06
48       3.77           3.70          3.49         3.48            74            6.77          5.29           6.08          5.13
49       3.83           3.75          3.53         3.50            75            6.96          5.33           6.27          5.18
50       3.89           3.81          3.58         3.55            76            7.14          5.36           6.46          5.23
51       3.96           3.86          3.63         3.59            77            7.32          5.39           6.66          5.28
52       4.02           3.92          3.69         3.64            78            7.51          5.42           6.87          5.32
53       4.10           3.97          3.74         3.69            79            7.69          5.44           7.08          5.36
54       4.17           4.03          3.80         3.74            80            7.87          5.46           7.29          5.39
55       4.25           4.10          3.87         3.80            & Over
------------------------------------------------------------------------------------------------------------------------------------

OPTION 3 - INTEREST INCOME. The Company will hold any amount applied under this option. Interest on the unpaid balance will be paid each month at a rate determined by it. This rate will be not less than the equivalent of 3% per year.

OPTION 4 - PAYMENTS OF A FIXED AMOUNT. Equal monthly payments will be for an agreed fixed amount. The amount of each payment may not be less than $10 for each $1,000 applied. Interest will be credited each month on the unpaid balance and added to it. This interest will be at a rate set by Us, but not less than an effective interest rate of 3% per year. Payments continue until the amount We hold runs out. The last payment will be for the balance only.

DEATH OF PAYEE. If the payee dies while there are any unpaid installments under Option 1 or before the end of the guaranteed period under Option 2, the Company will pay the commuted value of the remaining payments in a lump sum. The commuted value or any balance held under Option 3 or Option 4 will be paid to the payee's executors or administrators unless the written election of the Option directed the Company differently. Any commuted value will be calculated using 3% interest per year.

                               Policy VULLVULIA
VUL-06 3-98                                                            Page 19